Exhibit 99.1

Alto Ingredients Reports First Quarter 2021 Results

●	First Quarter Net Income of $4.4 million, or $0.06 per share

●	First Quarter Adjusted EBITDA of $13.6 million

●	Further optimized fuel-grade ethanol production footprint with announced sale of Madera, CA production facility

Sacramento, CA, May 12, 2021 – Alto Ingredients, Inc. (NASDAQ: ALTO), a leading producer of specialty alcohols and essential ingredients, reported its financial results for the first quarter ended March 31, 2021.

“We had a solid first quarter to start 2021,” said Mike Kandris, CEO of Alto Ingredients. “Sales of our specialty alcohols came from contracted volumes, spot sales and exports. We generated our fourth consecutive quarter of gross profit, and had net income of $4.4 million and Adjusted EBITDA of $13.6 million in the first quarter. We remain on track with $18 million in capital improvement projects in 2021 that are expected to expand revenue and increase efficiencies and plant reliability at our Pekin campus. We also took another step to further optimize our fuel-grade ethanol production footprint by contracting to sell our Madera, California production facility.

“Over the past 12 months, we improved operations, reduced controllable expenses and our overall cost of capital, and improved our production footprint. Today, we are reinvesting in quality, proven and high-value projects, building an even better balance sheet and pursuing the last steps in optimizing our West Coast fuel-grade ethanol production. We have a strong foundation to pursue opportunities to enhance and expand our long-term growth.”

Financial Results for the Three Months Ended March 31, 2021 Compared to 2020

●	Net sales were $218.7 million, compared to $311.4 million.
●	Cost of goods sold was $204.9 million, compared to $324.3 million.
●	Gross profit was $13.8 million, compared to a gross loss of $12.9 million.
●	Selling, general and administrative expenses were $7.0 million, compared to $10.2 million.
●	Operating income was $5.6 million, compared to an operating loss of $23.1 million.
●	Net income available to common stockholders was $4.4 million, or $0.06 per share, compared to a net loss of $25.4 million, or $0.47 per share.
●	Adjusted EBITDA was positive $13.6 million, compared to negative $12.4 million.

●	Cash and cash equivalents were $44.1 million at March 31, 2021, compared to $47.7 million at December 31, 2020. Subsequent to quarter-end, on April 28, 2021, the company announced it signed a definitive agreement with Seaboard Energy California, LLC to sell the company’s fuel-grade ethanol production facility in Madera, California for total consideration of $28.3 million, comprised of $19.5 million in cash and $8.8 million in assumption of liabilities.

First Quarter 2021 Results Conference Call

Management will host a conference call at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on Wednesday, May 12, 2021, and will deliver prepared remarks via webcast followed by a question-and-answer session.

The webcast for the call can be accessed from Alto Ingredients website at www.altoingredients.com. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1 (970) 315-0267. The pass code will be 3595104. If you are unable to participate in the live call, the webcast will be archived for replay on the Alto Ingredients website for one year. In addition, a telephonic replay will be available at 8:00 p.m. Eastern Time on Wednesday, May 12, 2021 through 8:00 p.m. Eastern Time on Wednesday, May 19, 2021. To access the replay, please dial (855) 859-2056. International callers should dial 00-1 (404) 537-3406. The pass code will be 3595104.

Use of Non-GAAP Measures

Management believes that certain financial measures not in accordance with generally accepted accounting principles ("GAAP") are useful measures of operations. The company defines Adjusted EBITDA as unaudited net income (loss) attributed to Alto Ingredients, Inc. before interest expense, provision (benefit) for income taxes, asset impairments, loss on extinguishment of debt, purchase accounting adjustments, fair value adjustments, and depreciation and amortization expense. A table is provided at the end of this release that provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income (loss) attributed to Alto Ingredients, Inc. Management provides this non-GAAP measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company's performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributed to Alto Ingredients, Inc. or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Alto Ingredients, Inc.

Alto Ingredients, Inc. (ALTO), formerly known as Pacific Ethanol, Inc., is a leading producer of specialty alcohols and essential ingredients. The company is focused on products for four key markets: Health, Home & Beauty; Food & Beverage; Essential Ingredients; and Renewable Fuels. The company’s customers include major food and beverage companies and consumer products companies. For more information please visit www.altoingredients.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements and information contained in this communication that refer to or include Alto Ingredients’ estimated or anticipated future results or other non-historical expressions of fact are forward-looking statements that reflect Alto Ingredients’ current perspective of existing trends and information as of the date of the communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements concerning Alto Ingredients’ capital improvement projects and their effects; the anticipated sale of Alto Ingredients’ fuel-grade ethanol production facility in Madera, California; and Alto Ingredients’ other plans, objectives, expectations and intentions. It is important to note that Alto Ingredients’ plans, objectives, expectations and intentions are not predictions of actual performance. Actual results may differ materially from Alto Ingredients’ current expectations depending upon a number of factors affecting Alto Ingredients’ business. These factors include, among others, Alto Ingredients’ ability to timely and effectively complete its capital improvement projects, and to operate them as expected; Alto Ingredients’ ability to close the sale of its fuel-grade ethanol production facility in Madera, California, which is subject to customary and other closing conditions; adverse economic and market conditions, including for specialty alcohols and essential ingredients; export conditions and international demand for the company’s products; fluctuations in the price of and demand for oil and gasoline; raw material costs, including production input costs, such as corn and natural gas; and the effects – both positive and negative – of the coronavirus pandemic and its resurgence or abatement. These factors also include, among others, the inherent uncertainty associated with financial and other projections; the anticipated size of the markets and continued demand for Alto Ingredients’ products; the impact of competitive products and pricing; the risks and uncertainties normally incident to the specialty alcohol production and marketing industries; changes in generally accepted accounting principles; successful compliance with governmental regulations applicable to Alto Ingredients’ distilleries, products and/or businesses; changes in laws, regulations and governmental policies; the loss of key senior management or staff; and other events, factors and risks previously and from time to time disclosed in Alto Ingredients’ filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Alto Ingredients’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2021.

Media Contact:

Bryon McGregor, Alto Ingredients, Inc., 916-403-2768, mediarelations@altoingredients.com

Company IR Contact:

Michael Kramer, Alto Ingredients, Inc., 916-403-2755, Investorrelations@altoingredients.com

IR Agency Contact:

Moriah Shilton, LHA Investor Relations, 415-433-3777, Investorrelations@altoingredients.com

ALTO INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$218,734	$311,404
Cost of goods sold	204,897	324,294
Gross profit (loss)	13,837	(12,890)
Selling, general and administrative expenses	7,014	10,212
Asset impairment	1,200	—
Income (loss) from operations	5,623	(23,102)
Fair value adjustments	—	673
Interest expense, net	(1,885)	(5,307)
Other income, net	940	580
Income (loss) before benefit for income taxes	4,678	(27,156)
Benefit for income taxes	—	—
Consolidated net income (loss)	4,678	(27,156)
Net loss attributed to noncontrolling interests	—	2,056
Net income (loss) attributed to Alto Ingredients, Inc.	$4,678	$(25,100)
Preferred stock dividends	$(312)	$(315)
Net income (loss) available to common stockholders	$4,366	$(25,415)
Net income (loss) per share, basic and diluted	$0.06	$(0.47)
Weighted-average shares outstanding, basic	70,351	53,828
Weighted-average shares outstanding, diluted	72,464	53,828

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	March 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash and cash equivalents	$44,146	$47,667
Accounts receivable, net	56,458	43,491
Inventories	55,216	37,925
Prepaid inventory	1,021	891
Derivative instruments	22,355	17,149
Assets held-for-sale	57,053	58,295
Other current assets	5,339	8,628
Total current assets	241,588	214,046
Property and equipment, net	226,183	229,486
Other Assets:
Right of use operating lease assets, net	11,704	11,046
Notes receivable	13,556	14,337
Intangible asset	2,678	2,678
Other assets	5,407	5,225
Total other assets	33,345	33,286
Total Assets	$501,116	$476,818

ALTO INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	March 31, 2021	December 31, 2020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable – trade	$23,171	$13,047
Accrued liabilities	13,623	11,101
Current portion – operating leases	2,581	2,180
Current portion – long-term debt	37,581	25,533
Derivative instruments	4,741	—
Liabilities held-for-sale	19,231	19,542
Other current liabilities	11,822	15,524
Total current liabilities	112,750	86,927

Long-term debt, net of current portion	64,396	71,807
Operating leases, net of current portion	8,956	8,715
Other liabilities	13,332	13,134
Total Liabilities	199,434	180,583

Stockholders’ Equity:
Alto Ingredients, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: no shares issued and outstanding as of March 31, 2021 and December 31, 2020 Series B: 927 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 73,161 and 72,487 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	73	72
Non-voting common stock, $0.001 par value; 3,553 shares authorized; 1 share issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Additional paid-in capital	1,037,718	1,036,638
Accumulated other comprehensive expense	(3,878)	(3,878)
Accumulated deficit	(732,232)	(736,598)
Total Stockholders’ Equity	301,682	296,235
Total Liabilities and Stockholders’ Equity	$501,116	$476,818

Reconciliation of Adjusted EBITDA to Net Loss

	Three Months Ended March 31,
(in thousands) (unaudited)	2021	2020
Net income (loss) attributed to Alto Ingredients, Inc.	$4,678	$(25,100)
Adjustments:
Interest expense	1,885	5,307
Asset impairment	1,200	—
Fair value adjustments	—	(673)
Depreciation and amortization expense*	5,860	8,116
Total adjustments	8,945	12,750
Adjusted EBITDA	$13,623	$(12,350)

*	Adjusted for noncontrolling interests.

Commodity Price Performance

	Three Months Ended March 31,
(unaudited)	2021	2020
Fuel-grade ethanol production gallons sold (in millions)	39.0	100.2
Specialty alcohol production gallons sold (in millions)	19.0	22.3
Third party fuel-grade ethanol gallons sold (in millions)	54.0	62.4
Total gallons sold (in millions)	112.0	184.9

Total gallons produced (in millions)	58.0	116.2
Production capacity utilization	52%	77%

Average sales price per gallon	$1.94	$1.51
Average CBOT ethanol price per gallon	$1.60	$1.24

Corn cost per bushel – CBOT equivalent	$4.98	$3.79
Average basis	$0.29	$0.44
Delivered corn cost	$5.27	$4.23

Total essential ingredients tons sold (in thousands)	276.9	671.9
Co-product return % (1)	40.0%	37.0%

(1)	Essential ingredients revenue as a percentage of delivered cost of corn.

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